Exhibit 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of February 6, 2007, among The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), and Mr. Craig Rydin (“Executive”).

WHEREAS, on the date hereof, Yankee Acquisition Corp., a Massachusetts corporation and a wholly-owned indirect subsidiary of YCC Holdings LLC, a Delaware corporation (“YCC Holdings”), is merging with and into the Company, with the Company as the surviving corporation in the merger (the “Transaction”);

WHEREAS, the Company and Executive entered into to that certain Employment Agreement, dated as of March 31, 2001 (the “Prior Agreement”);

WHEREAS, in connection with the consummation of the Transaction, the parties now desire to enter into a new employment agreement and further desire to terminate the Prior Agreement in its entirety, such that upon execution of this Agreement, the Prior Agreement shall be deemed terminated and shall have no further force or effect;

WHEREAS, the Company and Executive are also parties to that certain Executive Severance Agreement, dated as of September 15, 2006 (the “Severance Agreement”); and

WHEREAS, except as set forth below, the execution of this Agreement shall not in any manner amend or modify the Severance Agreement and the parties agree that the Severance Agreement shall remain in full force and effect following the execution of this Agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, YCC Holdings and each subsidiary of YCC Holdings, and shall perform such duties as are consistent with such position, and shall report directly to the Board of Managers of YCC Holdings (the “Board”).

(b) Prior to an initial public offering of either the Company, YCC Holdings or its subsidiary, Yankee Holding Corp. (“IPO”), Executive shall serve as the Chairman of the Board, and Chairman of the board of directors of the Company and each subsidiary of YCC Holdings, so long as he remains the CEO hereunder.

(c) During the Employment Period, Executive shall devote his full business time and attention to the business and affairs of the Company and its Affiliates. This provision shall not be deemed to preclude the Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation set forth on Exhibit A, or any charitable organization, membership in professional societies, lecturing or the acceptance of honorary positions, that are in any case incidental to his employment by the Company and which are not adverse to or in conflict with the interests of the Company, its business or prospects, financial or otherwise, or otherwise materially interfere with Executive’s ability to perform his duties as CEO.

(d) Executive will perform his duties, responsibilities and functions at the Company’s headquarters in Massachusetts.

(e) For purposes of this Agreement, “Affiliates” shall mean any person controlling, controlled by or under common control with another person (for avoidance of doubt, as used herein “Affiliates” of the Company shall not include any unrelated portfolio companies controlled by Madison Dearborn Partners, LLC). For purposes of this definition only, “control” means the possession, directly or indirectly, of the power to direct to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $845,000 per annum (as adjusted from time to time and reviewed annually for increases, the “Base Salary”), which shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. During the period beginning on the date of this Agreement and ending December 31, 2007, the Base Salary shall be pro rated on an annualized basis. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs generally available to senior executive employees of the Company on the same terms as other participants therein (including but not limited to life insurance, disability insurance and health insurance).

(b) In addition to the Base Salary, during each fiscal year during the Employment Period beginning with the year ending on or about December 31, 2007, Executive will be eligible to earn an annual bonus equal to 100% (the “Target Bonus Percentage”) of Executive’s Base Salary for such fiscal year based on achievement of targeted performance metrics for such period, as established by the Board in good faith after consultation with Executive. In addition, the Board in good faith after consultation with Executive shall also establish threshold performance metrics and superior performance metrics which, if achieved, will result in a bonus payment of 85% (for threshold performance metric achievement) and 200% (for superior performance metric achievement) of the Target Bonus Percentage (with the bonus payment to be determined by interpolation for achievement of performance metrics between threshold and target, or between target and superior, as applicable). For the fiscal year ending December 31, 2007, the bonus amount shall be for (and measured over, and take into account all base salary paid during) the entire fiscal year and shall be in lieu of any bonus amounts to which Executive otherwise might be entitled for service performed prior to the date hereof. The Executive and the Board shall agree to the performance metrics as soon as practicable after the date of this Agreement. Executive is eligible to receive payment of any annual bonus for a fiscal year only if Executive remains employed by the Company throughout such fiscal year; provided, that if the Employment Period is terminated as a result of Executive’s death or Disability, Executive (or his estate in the case of death) shall be entitled to a pro rated portion of his annual bonus to be determined in good faith by the Board based on the year’s bonus metrics and the Company’s performance to date. If Executive’s employment is terminated for any reason after the completion of any fiscal year but prior to the payment of any accrued target annual bonus earned in such fiscal year, Executive shall be entitled to payment of such earned but not yet paid annual bonus, except in the case of a termination of Executive’s employment for Cause, in which case Executive shall not be entitled to an annual bonus. For purposes of the Severance Agreement, the “incentive award target” shall equal the Target Bonus Percentage multiplied by the Executive’s annual Base Salary. Any bonus payable pursuant to this Section 3(b) shall be payable in the calendar year following the fiscal year to which such bonus relates; provided, however, that if the relevant fiscal year ends in January such bonus shall be payable in the calendar year in which the fiscal year ends.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, consistent with the Company’s policies.

(d) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its Affiliates.

4. Term. The Employment Period shall begin on the date of this Agreement and end on the three-year anniversary of this Agreement, and thereafter, the Employment Period shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention not to renew the Employment Period at least thirty (30) days prior to the expiration of the current term (a “Notice of Non-Renewal”). Notwithstanding the foregoing, the Employment Period shall terminate immediately (i) upon Executive’s resignation (with or without Good Reason), death or Disability or (ii) if the Company terminates the Employment Period at any time for Cause or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. “Good Reason”, “Disability” and “Cause” shall have the meanings ascribed thereto in the Severance Agreement; provided that for purposes of this Agreement and the Severance Agreement, the definition of Good Reason shall also include if Executive is not elected to the Board. In addition, any termination of Executive’s employment following a non-renewal of this Agreement after the Company provides a Notice of Non-Renewal shall be treated as a termination by the Company without Cause under the Severance Agreement.

5. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Craig Rydin

43 Far Hills Drive

Avon, Connecticut 06001-2877

Notices to the Company:

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, Massachusetts 01373

Telephone: (413) 665-8306

Facsimile: (413) 665-9147

Attention: General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Fax: 312-861-2200

Attn: Edward T. Swan, P.C.

Michael D. Paley

Madison Dearborn Partners

Three First National Plaza

38th Floor

Chicago, Illinois 60602

Fax: 312-895-1056

Attention: Robin P. Selati

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided that this Agreement shall not in any manner supersede or preempt any of Executive’s rights as a director and officer of the Company under the Merger Agreement, dated as of October 24, 2006, by and among the Company, YCC Holdings and the other parties thereto.

9. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

12. Disputes; Governing Law; Expenses. All disputes under this Agreement shall be governed by the procedures set forth in Section 5 of the Severance Agreement, and the governing law and jurisdiction provisions of Section 7.6 of the Severance Agreement, and the expense reimbursement provisions of Section 4.10 of the Severance Agreement, shall also apply to disputes hereunder. The standard of review in any dispute shall be on a de novo basis.

13. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

14. Insurance. The Company shall apply for and procure in Executive’s name and for Executive’s benefit, at the Company’s expense, supplemental life and/or disability insurance on Executive in amounts deemed reasonable by the Board, based on recommendations by the Company’s human resources department. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

15. Certain Taxes.

(a) The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(b) If, following an IPO, there occurs a change in “the ownership or effective control” or “a substantial portion of the assets”, within the meaning of Section 280G of the Code (a “CIC Event”), of the company whose equity securities are offered in the IPO, the Company will pay to the Executive an amount that, on an after-tax basis (including federal income, excise and social security taxes, and state and local income taxes), equals any excise tax that is determined to be payable by the Executive pursuant to Section 4999 of the Code (and any interest or penalties related to the imposition of such excise tax), by reason of any entitlements, whether under or outside of this Agreement and the Severance Agreement, that are described in Section 280G(b)(2)(A)(i) of the Code to the extent such entitlements result from such CIC Event. For purposes of hereof, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation and any reductions available from federal income tax for the payment of state and local taxes shall be taken into account in determining the amount payable hereunder.

(c) If any Executive Committee Officer, including the Executive, is terminated without “cause” (as defined under such Executive Committee Officer’s change in control severance agreement as in effect on the date hereof) within two (2) years following the date hereof, and as a result such Executive Committee Officer becomes subject to an excise tax under Section 4999 of the Code, the Board and the Executive shall in good faith determine the amount of any payment to be made to such Executive Committee Officer to offset in whole or in part the cost of such excise tax, provided that in no event shall the aggregate of all such payments made to all Executive Committee Officers exceed $2 million. As used herein, the Executive Committee Officers are Craig Rydin, James Perley, Mike Thorne, Paul Hill, Bruce Besanko, Martha LaCroix, Steve Farley, Harlan Kent and Richard Ruffolo.

16. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of manufacturing, distributing or selling (whether wholesale or retail) candles, candle products or accessories, home fragrances or candle related home décor accessories at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

17. Executive’s Cooperation. During the Employment Period, Executive shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments); provided that the Executive shall not be obligated pursuant to this Section 18 to provide assistance that would unreasonably interfere with the Executive’s business or personal activities. In the event the Company requires Executive’s cooperation in accordance with this Section 18, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals) upon submission of receipts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

The Yankee Candle Company, Inc.

By:	/s/ James A. Perley
Its:	General Counsel

/s/ Craig W. Rydin
Craig W. Rydin